EXHIBIT 99.1 - PRESS RELEASE ISSUED JANUARY 4, 2006

Contact:      Bevo Beaven, Vice President
Bill Conboy, Vice President
CTA Public Relations
303-665-4200

Harken Energy Subsidiary, Global Energy Development PLC, Signs Seventh Contract in Colombia

CARACOLI CONTRACT AREA WITHIN THE PROMINENT MARACAIBO BASIN

Dallas, Texas - January 4, 2006 - Harken Energy Corporation (AMEX: HEC) announced today that Global Energy Development PLC (“Global”), in which Harken holds 11,893,462 ordinary shares representing approximately 34% of Global’s issued share capital, has signed a new exclusive Exploration and Production Concession Contract for the Caracoli area (the “Caracoli Contract”) with the National Hydrocarbons Agency of the Republic of Colombia.

The Caracoli Contract covers approximately 90,000 acres in the Catatumbo basin located in northeastern Colombia. This basin is a sub-basin of the prominent Maracaibo basin which extends in a southwesterly direction from Venezuela into Colombia. The Caracoli Contract brings the number of contracts Global now holds in Colombia to seven.

The Maracaibo basin exported its first oil in 1918; from 1927 to 1970 the basin was the largest oil exporter in the world, and today remains the second most petroliferous basin in the world according to the U.S. Department of Energy and Petroleos de Venezuela S. A. (“PDVSA”), Venezuela’s state oil company.

The Catatumbo sub-basin has produced over 800 million barrels of oil to date, according to the Colombian Ministry of Mines and Energy, from a number of different fields to the north of and adjacent to the Caracoli Contract area.

Due to the high expectations Global’s management has for the Caracoli Contract, Global and its technical staff have already extensively studied the area, completed preliminary geologic analysis and selected the location of seismic acquisition. Several mapped structures in the Contract area have the same geologic history as the adjacent producing oil fields. As a result, the management of Global considers the Caracoli area to have excellent potential for oil discoveries.

Global will own 100% of the Caracoli Contract subject only to an initial 8% royalty, with the size of the royalty to be determined by future production levels. The Contract duration is 30 years, divided into an initial 6-year exploration phase and a 24-year exploitation and production phase. Under the terms of the Caracoli Contract, Global must acquire within 12 months, 90 kilometers of 2D seismic and reprocess 210 kilometers of existing seismic. Global can elect, at its option, to proceed to phase 2, also 12 months, and drill one exploratory well and acquire limited amounts of additional seismic. Phases 3 to 6, all optional and 12 months in length, require the drilling of an exploratory well in each phase. Global expects to fund the required work program with cash flow from its five existing productive contracts in Colombia.

Commenting on the Caracoli Contract, Stephen Voss, Global’s Managing Director, said “Global is extremely excited to have secured such high potential acreage in what is independently considered to be the second most prolific hydrocarbon area in the world, the Maracaibo basin.

“The Caracoli Contract ranks amongst the most significant opportunity for major oil discovery during Global’s extensive operating history in Colombia. The substantial analysis the Company has already conducted has provided what management believes to be an accurate, highly compelling geologic model of the Caracoli Contract acreage that could have significant production and reserve potential.”

Harken Energy Corporation is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various subsidiaries and shareholdings. Global Energy Development PLC is listed on the AIM Market of the London Stock Exchange. Additional information may be found at the Harken Energy Web site, www.harkenenergy.com, or by calling Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200.

Certain statements in this announcement including statements such as “potential”, “believes”, “anticipates”, “expects” and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management’s current view and plans, however, are subject to numerous known and unknown risks, further testing and analysis, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K/A, as amended, for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q, as amended, for the period ended September 30, 2005. Harken undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

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